Exhibit 99.1

Virtuix Expands Omni One to Europe Following 138% Year-over-Year Revenue Growth

European Expansion Marks Next Phase of International Growth as the
“Peloton for Gamers” Continues to Scale

Initial Shipments Scheduled to Begin Between April 13 and April 24, 2026

AUSTIN, TEXAS – February 11, 2026 – Virtuix Inc. (NASDAQ: VTIX), a leading developer of full-body virtual reality systems, today announced the expansion of Omni One sales to Europe, marking a significant milestone in the company’s international growth. European customers can now place orders across major markets including Germany, United Kingdom, France, and additional EU countries through Virtuix’s dedicated EU and UK storefronts, with initial shipments scheduled to begin between April 13 and April 24, 2026.

The European rollout introduces Omni One Core, Virtuix’s PC-connected consumer system designed for SteamVR gaming. Omni One Core delivers true 360-degree physical movement, enabling players to walk, run, crouch, strafe, and move naturally inside virtual worlds using their existing PC VR headsets. Pricing for Omni One Core is €2,995 in EU countries and £2,795 in UK (VAT included).

Virtuix’s European expansion is supported by a regional partnership with Unbound XR, Europe’s leading online retailer of extended reality (XR) equipment. Unbound XR will manage local fulfillment and logistics across the EU and UK, ensuring a seamless customer experience from purchase through delivery.

“Europe has long been one of the most active PC gaming markets in the world, and expanding Omni One Core into the region is a natural next step for us,” said Jan Goetgeluk, Chief Executive Officer of Virtuix. “With strong demand, an established distribution partner, and a growing community of PC VR gamers, we’re excited to bring Omni One to European players.”

Often described as the “Peloton for Gamers,” Omni One combines immersive gameplay with meaningful physical activity. Depending on gameplay intensity, users can burn up to 700 calories per hour, with some customers reporting significant fitness results, including losing more than 40 pounds in four months while playing on Omni One.

The European launch builds on strong global momentum for Virtuix. The company reported 138% year-over-year growth for the six months ended September 30, 2025, and Omni One maintains an average customer rating of 4.8 out of 5 stars. In 2025, Omni One was recognized with the Auggie Award for Best VR Interaction Product, underscoring its commercial success and product-market fit.

Virtuix has production capacity in place to support up to 3,000 units per month, representing approximately $100 million in annual revenue potential, positioning the company to scale efficiently as international demand grows. The company recently listed on the Nasdaq stock exchange, securing an $11 million investment to support expanded sales, marketing, and ongoing product development.

European customers can now place orders and learn more about Omni One Core by visiting Virtuix’s EU and UK online stores.

On January 27, 2026, Virtuix was listed and began trading on the Global Market tier of The Nasdaq Stock Market LLC under the ticker symbol “VTIX.” The Company’s dedicated Investor Relations section on its website can be found at https://investors.virtuix.com.

About Unbound XR

Unbound XR is Europe’s leading online retailer of extended reality (XR) hardware and accessories, serving both consumers and enterprise customers across the EU and UK. As a one-stop shop for VR, AR, and MR technology, Unbound XR offers one of the most comprehensive selections of XR hardware available, supported by fast fulfillment from its dedicated warehouse in Nijmegen, Netherlands.

About Virtuix

Virtuix Inc. (NASDAQ: VTIX) is a leading manufacturer of full-body virtual reality systems for consumer, enterprise, and defense markets. The company's premier portfolio of "Omni" omni-directional treadmills enables players to walk and run in 360 degrees inside video games and other virtual reality applications. With a commitment to innovation, Virtuix continues to push the boundaries of XR and AI, delivering immersive experiences to users worldwide. For more information, visit virtuix.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as "may," "will," "intend," "should," "believe," "expect," "anticipate," "project," "estimate" or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company's expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the "Risk Factors" section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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Company Contact

Lauren Premo
Virtuix Inc.
press@virtuix.com

Investor Relations Contact

Chris Tyson
MZ Group
Direct: 949-491-8235
VTIX@mzgroup.us